U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 13, 2013

SOLO INTERNATIONAL, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	333-170096	68-0680819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

871 Coronado Center Drive, Suite 200,
Henderson, NV 89052
 (Address of principal executive offices)

(702) 330-2181
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3.  SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

On October 3, 2013, Solo International, Inc., a Nevada corporation (the “Corporation”), raised $37,500USD, through a private offering of a convertible promissory note (the “Note”), exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D.  The investor is an accredited investor pursuant to Rule 501(a) of Regulation D.

The material terms of the Note are as follows:

The Note shall bear interest at 8% per annum until June 20, 2014 (the “Maturity Date”), at which time, unless converted, all principal and accrued interest shall be due and payable.  Any amount of principal or interest on the Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”). Interest shall commence accruing on the date that the Note is fully paid and shall be computed on the basis of a 365-day year and the actual number of days elapsed.   The holder shall have the right from time to time, and at any time during the period beginning on the date which is 180 days following the date of the note (dated September 18, 2013) to convert the Note, in whole or in part,  into full paid and non-assessable shares of Common Stock.   The conversion price (the “Conversion Price”) shall equal the Variable Conversion Price which shall mean shall mean 55% multiplied by the Market Price (as defined herein) (representing a discount rate of 45%) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Solo International, Inc.

Dated: October 18, 2013	By:	/s/ Michael Jacob Cooper Smith
Michael Jacob Cooper Smith, President, Secretary, Treasurer and Director